UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kou You Kai, Ltd.
(Exact name of Registrant as specified in its charter)

Wyoming	6719	83-0976154
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

222 South Main Street

Suite 500

Salt Lake City, Utah 84111

(385)282-5041

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Mountain Business Center, LLC

690 South Highway 89, Suite 201

Box 10400

Jackson, WY  83002

(480) 275-7572

(Name, Address, and Telephone Number for Agent of Service)

Copies to:

BRUNSON CHANDLER & JONES, PLLC

Walker Center

175 S. Main Street, 14th Floor
Salt Lake City, UT 84111

Telephone: (801) 303-5730

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.          ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 (1)	2,000,000	$0.40	(2)	$800,000	$463.60
Common Stock, par value $0.001 (3)	500,000	$0.40	(2)	$200,000	$63.74

Total	2,500,000			$1,000,000	$527.34

(1)____________________

(1)	Newly issued shares of common stock to be registered as part of a Primary Offering (as hereinafter defined).
(2)

There is no current market for the securities. Although the registrant’s common stock has a par value of $0.001, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable, and, as such, the registrant has valued the common stock in good faith and for purposes of calculation of the registration fee. In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Shares of common stock currently issued and outstanding to be sold by certain Selling Security Holders (as hereinafter defined) as part of a Secondary Offering (as hereinafter defined).

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE (KOU YOU KAI, LTD.), AS WELL AS THE SELLING SECURITY HOLDERS (DEFINED BELOW), MAY NOT

SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

SUBJECT TO COMPLETION DATED October __, 2018

PRELIMINARY PROSPECTUS

Kou You Kai, Ltd.

2,000,000 Shares of Common Stock being sold at $0.40 per share pursuant to the Primary Offering

500,000 Shares of Common Stock being offered at $0.40 per share by the Selling Security Holders

This prospectus relates to the sale of 2,000,000 shares of common stock, par value $0.001 (“Common Stock”), of Kou You Kai, Ltd. (referred to herein as the “Company” or “Kou You Kai”), at a price of $0.40 per share (the “Primary Offering”). The Primary Offering terminates 12 months after commencement of this offering on October __, 2019. This is the initial offering of common stock of the Company. The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its CEO and director, Tsunenobu Arai and its CFO, Fred McLauchlin. The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately. Neither Mr. Arai nor Mr. McLauchlin has any experience conducting “best efforts” offerings, and there is no minimum amount of Common Stock required to be purchased, and, therefore, the total Primary Offering proceeds received by the Company might not be enough to fund the Company’s planned operations, or a market for the Common Stock may not develop. The Company needs $800,000 in gross proceeds to implement its business and marketing plan and support expanded operations over the next six months. No commission or other compensation related to the sale of Common Stock in the Primary Offering will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 500,000 shares of Common Stock being registered by 50 Selling Security Holders (the “Secondary Offering”). The Selling Security Holders will be offering their shares of common stock at a price of $0.40 per share until a market develops and our shares are quoted on the OTC QB or another quotation board (such as the OTCQB) and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of the Secondary Offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

There has been no market for our securities, and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement of which this prospectus forms a part, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market, the OTC Link, LLC. We do not yet have a market maker who has agreed to file that application.

We are not a “blank check company,” and we have no plans or intentions to engage in a business combination following this offering. We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.

Our business is subject to many risks, and investing in our securities involves a high degree of risk. See the section titled “Risk Factors” herein, beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The Selling Security Holders and the Company may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities, and the Selling Security Holders and the Company are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

The date of this prospectus is October __, 2018.

Table of Contents

PROSPECTUS SUMMARY5

RISK FACTORS7

Risks Relating to Our Common Stock14

Risks Associated with this Offering16

THE OFFERING18

USE OF PROCEEDS18

DETERMINATION OF OFFERING PRICE19

DIVIDEND POLICY20

MARKET FOR OUR COMMON STOCK20

FORWARD-LOOKING STATEMENTS21

DILUTION21

SELLING SECURITY HOLDERS21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION24

DESCRIPTION OF BUSINESS29

DESCRIPTION OF PROPERTY32

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS32

EXECUTIVE COMPENSATION34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT35

PLAN OF DISTRIBUTION36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS39

DESCRIPTION OF SECURITIES39

SHARES ELIGIBLE FOR FUTURE SALE40

LEGAL MATTERS41

EXPERTS43

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE43

WHERE YOU CAN FIND MORE INFORMATION43

INDEX TO AUDITED INTERIM FINANCIAL STATEMENTS45

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION56

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES56

ITEM 16. EXHIBITS57

ITEM 17. UNDERTAKINGS57

SIGNATURES59

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

Except as otherwise indicated, as used in this prospectus, references to the “Company,” “Kou You Kai,” “we,” “us,” or “our” refer to Kou You Kai, Ltd.

The following summary highlights selected information contained in this prospectus, and it may not contain all of the information that is important for you to consider. Before making an investment decision in our shares, you should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Corporate Background

Kou You Kai, Ltd. was incorporated under the laws of the State of Wyoming on May 16, 2018 for the purpose of acquiring businesses. On June 29, 2018, the Company entered into a Stock Purchase Agreement through which it acquired Liquid Dynamics, Inc. (“Liquid Dynamics”), a Wyoming company, as a wholly-owned subsidiary. Since the acquisition, the Company has been operating as a holding company for Liquid Dynamics and its operations are primarily those of its operating subsidiary, although the Company may seek other acquisitions in the future.

Liquid Dynamics is a new services company for the oil and gas industry with a primary focus to manufacture, purchase, manage, service and sell water filtration and purification services to process produced and flowback water. The design and distribution company is developing an “LD Unit,” an environmental solution system optimized with versatile enhancements that enable the purification and separation processes to be fabricated into mobile trailers or containers.

Typically, produced water used by oil and gas operations in exploration may contain a wide range of contaminants, in varying amounts.  Most of the contaminants occur naturally, but some are added through the process of drilling, hydraulic fracturing, and pumping oil and gas.  The range of contaminants found in produced water can include, but is not limited to:

•salts, which include chlorides, bromides, sulfides of calcium, magnesium, and sodium;

•metals, which include barium, manganese, iron, and strontium, among others;

•oil, grease, and dissolved organics, which include benzene and toluene,

•naturally occurring radioactive materials; and

production chemicals, which include friction reducers to help with water flow, biocides to prevent growth of microorganisms, and additives to prevent corrosion.

Federal and state regulations require that oil and gas operators dispose of the produced water, and operators often transport the water to other sites and treatment facilities, at great cost and effort. The LD Unit will offer a significant savings to oil and gas well operators and owner companies, as they can avoid the expensive and labor-intensive process of hauling water to and from the site locations and can instead process the water onsite with the LD Unit. Because it is located in a mobile trailer, the equipment can easily be relocated and is applicable across a wide range of industries, although use in the oil and gas industry will be the first application. The LD Unit will utilize gravity separation, filtration, advanced oxidation processes, and electrocoagulation – all technologies that have been accepted and operating for years in the oilfield—with updated technology and service offerings that aim to be more efficient and designed to significantly reduce the oil and gas operators’ operating expense per barrel.

The LD Unit will minimize chemical usage, lower the well’s operating cost per barrel, meet EPA and State requirements, provide mobile treatment or strategic placement of systems, and allow economic re-use and re-cycling of flowback and production waters.  The ultimate goal of the Company is to address environmental concerns, provide a beneficial re-use for the “waste” water, and reduce the high costs of disposal and transportation.

The LD Unit could also be effective in water treatment, mining, industrial, and agriculture situations as well as global applications, although the Company’s primary focus is on the oil and gas industry at present.

We are a development stage company with a limited operating history, operations, and revenues. As of June 30, 2018, we had cash and cash equivalents of $166,455 and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost.

Where You Can Find Us

Our offices are currently located at 222 South Main Street, Suite 500, Salt Lake City, Utah 84111. Our telephone number is (385)282-5041.

RISK FACTORS

You should carefully consider the risks described below before investing in our securities. Additional risks not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results, and cash flows could be materially adversely affected. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business and Industry

We have a limited operating history, and our ability to generate revenue sufficient to support our operations is uncertain.

We were formed in May of 2018 and have only recently begun operations, and our subsidiary, Liquid Dynamics, Inc., has a limited operational history upon which you can evaluate our potential for future success. Additionally, we are subject to additional risks associated with early-stage businesses, many of which will be beyond our control. These risks include uncertainty about our ability to produce our revenues, our ability to limit our operational expenses, other operational difficulties, lack of sufficient capital, competition from more advanced companies selling similar services, and unanticipated problems, delays, and expenses relating to the implementation of our business plan. We cannot ensure that we will operate profitably in the future, or that we will have adequate working capital to meet our obligations as they become due.

We cannot guarantee successful development of our LD Unit or future sales of our products or services.

The Company’s business is focused on developing an LD Unit and providing mobile solutions for processing water for oil and gas operators on sites, and technologies underpinning the market for our products and services are changing rapidly. We cannot guarantee that the production of our LD Unit will be successful or that our services will be accepted or attractive to oil and gas operators once the LD Unit has been completed. Our products and services may become less attractive compared to competing products and services, our business would be harmed.

We are subject to competing in highly competitive industries.

Providing services for the oil and gas industry is very competitive, and there are numerous manufacturers and providers or water treatment solutions worldwide. There are a substantial number of traditional operations that will compete directly and indirectly with the Company, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company. New alternative competitive technology may be developed in the future which will compete with the Company’s approach, and such competition from alternative substances may already exist. The Company will attempt to distinguish itself from its competitors, but there can be no assurance that the Company will be able to penetrate the markets it is targeting for expansion. There is no assurance that the Company will compete successfully with existing or future competitors in these industries in either its new target markets.

We are subject to government regulation which will increase operating costs.

The Company’s business is subject to various national and local laws affecting businesses in general, the oil and gas industry, including those governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of chemicals found in the produced water that we will be processing through our mobile LD Units. Because the public is focusing more attention on the environmental impact of the operations in the oil and gas industry, these requirements may become more stringent in the future and could adversely impact our business. Failure to comply with environmental laws could subject the Company to substantial liability or force the Company to change its operations significantly. In addition, under some of these laws and regulations, the Company could be held financially responsible for remedial measures if the Company’s services fail or are not completed properly. Compliance with applicable regulatory requirements is subject to continual review and is monitored through periodic inspections and other review and reporting mechanisms. Kou You Kai’s business is also subject to government laws and regulations governing working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. Failure of Kou You Kai to comply with applicable government rules or regulations could have a material adverse effect on its financial condition and business operations.

We may incur significant debt to finance our operations.

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness, or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

The Company is dependent on the performance of certain personnel.

The Company’s success depends substantially on the performance of its CFO and key employee, Fred McLauchlin, as well as its subsidiary’s sales and operational staff. Given the Company’s relatively early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products. While Mr. McLauchlin and other employees are currently devoting their full-time working efforts to the Company, other employees of the Company may only be available to the Company on a part-time basis. The loss of one or more of its key employees or the Company’s inability to hire and retain other qualified employees, including but not limited to research and development staff, sales staff, field staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

The Company has not established consistent methods for determining the consideration paid to management.

The consideration being paid by the Company to its officers and its subsidiary’s officers has not been determined based on arm’s length negotiation. While management believes that the current compensation arrangement is fair for the work being performed, there is no assurance that the consideration to management reflects the true market value of the services. Additionally, in the future, the Company may grant net profits interests to its executive officers in addition to stock options, which may further dilute shareholders’ ownership of the Company.

 There is no guarantee that the Company will pay dividends to its shareholders.

The Company does not anticipate declaring and paying dividends to its shareholders in the near future. It is the Company’s current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of the Company’s Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

A small group of Company employees and their related parties hold a majority of the control of the Company.

As of June 30, 2018, the Company’s President, Mr. Arai, owns approximately 58% of the Company’s outstanding Common Stock. By virtue of such stock ownership, Mr. Arai is able to control the election of the members of the Company’s Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to such management or that such conflicts will be resolved in a manner favorable to the Company.

Management cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of management and its affiliates to the Company could create conflicts of interest. While management has a fiduciary duty to the Company, it also determines its compensation from the Company. Management’s compensation from the Company has not been determined pursuant to arm’s-length negotiation.

The Company may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the Shareholders could lose their invested capital.

We may be subject to liabilities that are not readily identifiable at this time.

The Company may have liabilities to affiliated or unaffiliated lenders. These liabilities would represent fixed costs we would be required to be pay, regardless of the level of business or profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of its business. Litigation can cause the Company to incur substantial expenses and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was anticipated.

The Company may incur substantial cost overruns in the operations of its operating subsidiary (and any other subsidiaries hereafter acquired), including the creation of the Liquid Dynamics prototype and the operation of the water treatment device. Management is not obligated to contribute capital to the Company. Unanticipated costs may force the Company to obtain additional capital or financing from other sources, or may cause the Company to lose its entire investment in the Company if it is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of shareholder investment in the Company is diminished.

The Company may be subject to liens if it is unable to pay its debts.

If the Company fails to pay for materials and services for its business on a timely basis, the Company’s assets could be subject to materialman’s and mechanic’s liens. The Company may also be subject to lender liens in the event that it defaults on loans from its lenders.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable state corporate law and the By-Laws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available to it, to the extent that the Company raises capital from the Primary Offering. If the Company’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

The Company’s By-Laws provide that the Company will indemnify its officers and directors to the maximum extent permitted by Wyoming law. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

Oil and Gas Price Fluctuations in the Market May Adversely Affect the Results of Our Operations.

Our profitability and cash flows are highly dependent upon the market prices of oil and natural gas because our customers will be primarily oil and gas companies

Historically, the oil and natural gas markets have proven cyclical and volatile as a result of factors that are beyond our control.  Any additional declines in oil and natural gas prices or any other unfavorable market conditions could have a material adverse effect on our financial condition.

We are Subject to Changing Laws and Regulations and Other Governmental Actions that Can Significantly and Adversely Affect Our Business.

Federal, state, local, territorial and foreign laws and regulations relating to tax increases and retroactive tax claims, disallowance of tax credits and deductions, expropriation or nationalization of property, mandatory government participation, cancellation or amendment of contract rights, and changes in import and export regulations, limitations on access to exploration and development opportunities, as well as other political developments may affect our operations.

The Price Of Oil And Natural Gas Has Historically Been Volatile.  If It Were To Decrease Substantially, Our Projections, Budgets And Revenues Would Be Adversely Affected, Potentially Forcing Us To Make Changes In Our Operations.

Our future financial condition and results of operations will depend upon the market for oil and natural gas production as oil and gas companies will use our services more when they are busier. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control, and our customers’ control. These factors include:

•the level of consumer demand for oil and natural gas;

•the domestic and foreign supply of oil and natural gas;

•the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree to and maintain oil price and production controls;

•the price of foreign oil and natural gas;

•domestic governmental regulations and taxes;

•the price and availability of alternative fuel sources;

•weather conditions;

•market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and

•worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future demand for our services with any certainty.

We May Fail to Maintain or Increase Our Competitiveness and Adapt Our Business Model to Rapid Changes in Environment-Related Businesses.

Our business is highly competitive and requires substantial human and capital resources and cutting-edge technical expertise in numerous areas. Large international companies, local niche companies and companies whose overheads or profitability requirements are lower than ours may serve each of the markets in which we compete. Accordingly, we must constantly strive to reduce our cost structure to remain competitive and convince potential customers of the quality and value of our services. Otherwise, we may suffer the loss of existing contracts or a substantial fall in profitability on contract renewals or no longer have access to new contracts. We may also need to develop new technologies and services or decrease our overhead in order to maintain or increase our competitive position, which could result in significant costs.

We Incur Significant Costs of Compliance With Various Environmental, Health and Safety Laws and Regulations.

We have incurred and will continue to incur significant costs and other expenditures to comply with our environmental, health and safety obligations regarding wastewater for beneficial reuse. We are continuously required to incur expenditures to ensure that the machines that we operate comply with applicable legal, regulatory and administrative requirements, including specific precautionary and preventative measures, or to advise our customers so that they undertake the necessary compliance work themselves. Failure by the customer to meet its compliance obligations could be prejudicial to us as operator and adversely affect our reputation and growth capacity.

Furthermore, regulatory bodies have the power to launch proceedings which could lead to the suspension or cancellation of permits or authorizations held by us or injunctions to suspend or cease certain activities. These measures may be accompanied by fines and civil or criminal sanctions which could have a significant negative impact on our reputation, activities, financial position, results or outlook. If we are unable to recover this expenditure through higher prices, this could adversely affect our operations and profitability.

Our operations may become subject to stricter general or specific laws and regulations, and correspondingly incur greater compliance expenditures in the future. Moreover, the scope of application of environmental, health, safety and other laws and regulations is increasing constantly. As environmental laws and regulations are constantly being amended and tightened, these amendments can require significant compliance expenditures or investments that we may not be able to foresee.

Finally, actions by employees, agents and representatives, who do not comply with the specific ethics codes applicable to various activities, could expose us to civil or criminal penalties and adversely affect our reputation.

Our Operations and Activities May Cause Damage or Lead Us to Incur Liability That We Might be Required to Compensate or Repair.

Increasingly broad laws and regulations expose us to greater risks of liability, in particular environmental liability, including in connection with assets that we no longer own and activities that have been discontinued. In addition, we may be required to pay fines, repair damage or undertake improvement work, even when we have conducted our activities with all due care and in full compliance with operating permits. In addition, due to lack of scientific data or studies, we may not be aware of risks to human health or the environment caused by our operations that may be identified in the future.

We could be the subject of legal action to compensate damage caused to individuals, property or the environment (including the ecosystem). While our policy is to limit our liability contractually, implement prevention and protection measures and take out insurance policies covering our main accident and operational risks, these precautions may be insufficient, leaving us exposed to significant liability.

Our Business Operations May Subject Our Employees to Health and Safety Risks.

Our business operations will rely on our human resources. The intensity, nature and location of the work required, including on public roads and on customer sites, makes maintaining our employees’ safety particularly important. Despite our specific attention to the health and safety of our employees, which may require us to incur significant costs, we may nonetheless face increased work accidents and illness (both in frequency and severity).

RISKS RELATING TO THE OIL AND NATURAL GAS INDUSTRY

We Lack an Extensive Operating History and Have Losses Which We Expect To Continue Into The Future. As A Result, We May Have to Suspend or Cease Activities.

We were incorporated in May 2018 and we have only recently started our business activities and only realized limited revenues. We have a very limited operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

* our ability to build a successful prototype
* our ability to sell our services to customers
* our ability to generate revenues, and
* our ability to reduce operating costs.

Based upon current plans, we expect to incur operating losses in future periods until revenues are sufficient to fund operations. Failure to generate enough revenues for us to become profitable may cause us to suspend or cease activities.

We may be subject to product liability claims and other claims of our customers and partners.

The performance of services with our LD Unit may involve a certain level of risk of product liability claims and the associated adverse publicity. We may be subject to claims from our customers or third parties who are injured by the LD Unit or our services.

In addition, our customers and partners may bring suits against us alleging damages for the failure of our products or services to meet stated claims, specifications or other requirements. Any such suits, even if not successful, could be costly, disrupt the attention of our management and damage our negotiations with other partners and/or customers. Any attempt by us to limit our product liability in our contracts may not be enforceable or may be subject to exceptions. We do not currently have current product liability insurance, and the product liability insurance we plan to acquire may be inadequate to cover all potential liability claims. Insurance coverage is expensive and may be difficult to obtain. Also, insurance coverage may not be available in the future on acceptable terms and may not be sufficient to cover potential claims. We cannot be sure that our suppliers who produce our products will have adequate insurance coverage themselves to cover against potential claims. If we experience a large insured loss, it may exceed any insurance coverage limits we have at that time, or our insurance carrier may decline to cover us or may raise our insurance rates to unacceptable levels, any of which could impair our financial position and potentially cause us to go out of business.

We may encounter difficulties managing any growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully launch our LD Mobile Unit, as our operations grow, the simultaneous management of development, production and commercialization across our target markets will become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

In addition, we may not be able to improve our management information and control systems, including our internal control over financial reporting, to a level necessary to manage our growth and we may discover deficiencies in existing systems and controls that we may not be able to remediate in an efficient or timely manner.

Our success also depends in part on our management’s expertise managing a public company, and our management has limited expertise in this area, and it has no experience conducting “best efforts” offerings. If our management is not able to manage the company properly as a public company or conduct our “best efforts” offering, our business would be harmed.

Each of our officers and directors have limited experience in management positions with public companies in the United States. They also lack experience conducting “best efforts” offerings. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, or if management is unable to successfully conduct our “best efforts” Primary Offering, our business would be harmed.

We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We may use hazardous chemicals in our business and would be subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of, and human exposure to, these materials both in the US and outside the US, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the EPA. We will incur capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Although we will implement safety procedures for handling and disposing of these types of materials and waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will be compliant or capable of eliminating the risk of injury or contamination from the generation, manufacturing, use, storage, transportation, handling, disposal of, and human exposure to, hazardous materials. Failure to comply with environmental, health and safety laws could subject us to liability and resulting damages. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present, or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act in the United States, can impose liability for the full amount of damages, without regard to comparative fault for the investigation and cleanup of contamination and impacts to human health and for damages to natural resources. Contamination at properties we own and operate, and at properties to which we send hazardous materials, may result in liability for us under environmental laws and regulations.

Our business and operations will be affected by other new environmental, health and safety laws and regulations, which may affect our anti-slip chemicals, and environmental laws could become more stringent over time, requiring us to change our operations, or resulting in greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. The costs of complying with environmental, health and safety laws and regulations, and any claims concerning noncompliance, or liability with respect to contamination in the future could have a material adverse effect on our financial condition or operating results.

Due to the fact that the majority of our officers and directors are located in Japan, your rights as an investor in the United States may be limited in the following ways.

The majority of our officers and directors reside in Japan. As a result, as an investor you may have difficulty with the following:

•	effecting service of process within the United States against our non-U.S. resident officer and director;

•	enforcing U.S. court judgments in the United States based upon the civil liability provisions of the U.S. federal securities laws against the above-referenced foreign person;

•	enforcing U.S. court judgments in a Japanese court based on the civil liability provisions of the U.S. federal securities laws against the above foreign person; and

•	bringing an original action in a Japanese court to enforce liabilities based upon the U.S. federal securities laws against the above foreign person.

Risks Related to Our Intellectual Property

Our competitive position will depend on our ability to effectively maintain intellectual property protection relating to our LD Unit. If we fail to adequately protect this intellectual property, our operations would be harmed.

Our subsidiary, Liquid Dynamics, is developing the LD Unit that will provide onsite water filtration for produced water via a mobile unit.

Third parties may misappropriate our Supplier’s proprietary technologies, information, or trade secrets despite a contractual obligation not to do so.

Third parties (including joint venture, collaboration, development partners, contract manufacturers, and other contractors and shipping agents) may have custody or control of any proprietary processes and technologies developed by us. If proprietary technologies were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to use the technologies for their own commercial gain. It is difficult to prevent misappropriation or subsequent reverse engineering. In the event that any proprietary technologies are developed and then misappropriated, it could be difficult for us to challenge the misappropriation or prevent reverse engineering, especially in countries with limited legal and intellectual property protection.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of proprietary information and trade secrets.

We plan to rely on confidentiality agreements to protect our technical know-how and other proprietary information. Nevertheless, there can be no guarantee that an outside party will not make an unauthorized disclosure or use of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor would make use of such information, and that our competitive position would then be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures.

We also plan to keep as trade secrets our technical and proprietary information regarding our operations and the LD Unit. However, trade secrets are difficult to protect. Although we plan to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators, partners, and other advisors may unintentionally or willfully disclose our trade secrets to competitors or otherwise use misappropriated trade secrets to compete with us. It can be expensive and time consuming to enforce a claim that a third party illegally obtained and is using our trade secrets. Furthermore, the outcome of such claims is unpredictable. In addition, courts outside the US may be less willing to or may not protect trade secrets. Moreover, our competitors may independently design around our trade secrets or develop equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights. Where a third party independently designs around our trade secrets or develops equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights, they may be able to seek patent protection for such equivalent knowledge, methods and know-how. This could prohibit us from practicing our own trade secrets.

Risks Relating to Our Common Stock

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, par value $0.001 per share, of which 5,000,000 shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the OTC Bulletin Board or another over-the-counter quotation board (the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market) after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the OTC Bulletin Board (or another over-the-counter quotation board) or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We have issued shares of preferred stock that may adversely impact your rights as holders of our common stock. The issuance of future classes of preferred stock may adversely impact your rights as holders of our common stock.

Our CFO and director, Mr. McLauchlin, owns shares of preferred stock that give him the majority of the voting rights in the Company. There are additional preferred shares authorized but that have not yet been issued, so Mr. Arai, our director or President who owns a majority of our outstanding common stock, could authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could then authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

We have used an arbitrary offering price.

The offering price of $0.40 per share of common stock was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations. In determining the offering price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of acceptance of this offering. Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risks Associated with this Offering

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares. This valuation is highly speculative and arbitrary.

There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues.

In addition, if our shares are quoted on the OTC QB or another over-the-counter quotation board, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTC QB or another over-the-counter quotation board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds is assured, and we may only receive proceeds sufficient to fund operations for a short amount of time. We may then have to cease operations, and investors could then lose their entire investment.

Because the Selling Security Holders are selling their shares, we are less likely to sell all of the Primary Offering shares.

Investors interested in purchasing our stock in the Primary Offering may purchase stock directly from the Selling Security Holders. Therefore, the existence of the Selling Security Holders’ secondary offering makes it less likely that we will sell all of the shares available in the Primary Offering.

Purchasers of our stock will experience dilution.

At June 30, 2018, we had a net tangible book value of approximately ($0.0065) per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($0.40 per share) and the pro forma net tangible book value per share of our common stock immediately after the offering of $0.1096 per share. See the “Dilution” section below for a more detailed explanation.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

THE OFFERING

This prospectus relates to the sale of 2,000,000 shares of common stock, par value $0.001, of the Company at a price of $0.40 per share on a best efforts basis. This offering terminates 12 months after commencement of this offering. This is the initial offering and Primary Offering of common stock of the Company. The Company is offering the shares on a self-underwritten “best efforts” basis directly through its CFO and director, Fred McLauchlin. There is no minimum amount of common shares required to be purchased and, therefore, the total proceeds received by the Company might not be enough to begin operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 500,000 shares being registered by the Selling Security Holders of the Company in the Secondary Offering. 500,000 shares being registered in the Secondary Offering were purchased from the Company by fifty private individuals at $0.20 per shares in a Regulation S private placement that closed on June 30, 2018.

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.20 per share until a market develops and our shares are quoted on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market, and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed “underwriting compensation.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $775,000 after deducting the estimated expenses of registration.

The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75%, and 100%, respectively, of the securities offered for sale in the Primary Offering.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold

Gross Proceeds	$200,000	$400,000	$600,000	$800,000

Expected offering expenses	$25,000	$25,000	$25,000	$25,000

Net Proceeds	$175,000	$375,000	$575,000	$775,000

Public company costs	$35,000	$35,000	$35,000	$35,000

Equipment & Product Development	$140,000	$340,000	$540,000	$740,000

Total	$200,000	$400,000	$600,000	$800,000

The Company will receive all the proceeds from the sale of common stock in the Primary Offering (but none of the proceeds from the sale of shares by the Selling Security Holders in the Secondary Offering) and intends to use the proceeds from the Primary Offering to continue implementing its business and marketing plan. The expenses of this offering, including the preparation of this prospectus and the filing of the registration statement of which this prospectus is a part is estimated to be approximately $25,000, and such expenses will be paid by the Company, from our cash on hand; however, we have reduced our anticipated gross proceeds in the table above by the estimated offering costs. Our budgetary allocations may vary depending upon the percentage of proceeds that we obtain from the offering.

The Company anticipates that the estimated $800,000 gross proceeds from the maximum Offering will enable it to expand its operations and fund its other capital needs for the next twelve months. In the event that the Maximum Offering is not completed, the Company will be required to seek additional financing as the Company needs $800,000 in gross proceeds to implement its business and marketing plan and support expanded operations over the next twelve months. There can be no assurance that additional financing will be available when needed, and, if available, that it will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.40 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another over-the counter quotation board (the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market) and thereafter at prevailing market prices or privately negotiated prices. In determining the Primary Offering price of the shares, we considered several factors including:

•	Our start-up status;

•	Prevailing market conditions, including the history and prospects for the industry in which we compete;

•	Our future prospects; and

•	Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the OTC Bulletin Board or another quotation board (such as the OTCQB). We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

We have issued 5,000,000 shares of common stock since the Company’s inception on May 16, 2018, all of which are restricted shares. We have also issued fifty one shares of Series A Preferred Stock. We have no other outstanding shares of preferred stock, options, warrants, notes payable convertible into capital stock, or other securities that are convertible into shares of common stock.

Holders

We had 56 shareholders of record of our common stock as of June 30, 2018 and October 2, 2018.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our production and technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

We had a negative net tangible book value at June 30, 2018, of approximately $0.0065 per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

Our founders and initial officers and directors acquired their initial shares at par value at a cost of $0.001 per share, our investors in June of 2018 acquired their shares at a cost of $0.20 per share. Outside investors, however, will pay a price of $0.40 per share. Further, the net tangible book value per share after the offering but prior to any new offerings is expected to be approximately $0.1096 per share. Therefore, outside investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company’s Common Stock after completion of this Offering. The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	0.40	0.40	0.40	0.40
Net tangible book value per share before offering	($0.0065)	($0.0065)	($0.0065)	($0.0065)
Increase per share attributable to investors	$0.1161	$0.0938	$0.0677	$0.0370
Pro forma net tangible book value per share after offering	$0.1096	$0.0873	$0.0612	$0.0305
Dilution per share to investors	$0.2904	$0.3127	$0.3388	$0.3695

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of June 30, 2018, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. 500,000 of the shares being registered were issued to fifty individuals for subscription agreements under Regulation S.

The percentages below are calculated based on 5,000,000 shares of our common stock issued and outstanding as of June 30, 2018.

Name of Selling Security Holder	Number of Shares Owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares Held After the Offering	Percentage of Total Issued and Outstanding after the Oferings (1)
MOTOKI ABE	10,000	10,000	0	0%
HIROMI ARAI	10,000	10,000	0	0%
KATSUNOBU ARAI	10,000	10,000	0	0%
SEIJI ARAI	10,000	10,000	0	0%
SHINTARO ARAI	10,000	10,000	0	0%
TOYO ARAI	10,000	10,000	0	0%
TAKAYOSHI HAMADA	10,000	10,000	0	0%
TADAYOSHI HASHIMOTO	10,000	10,000	0	0%
KIMIO HORIKOSHI	10,000	10,000	0	0%
MITSUKO IGARASHI	10,000	10,000	0	0%
KAZUO IMAHASHI	10,000	10,000	0	0%
HIROAKI ISHIKAWA	10,000	10,000	0	0%
RYUJI IWANAGA	10,000	10,000	0	0%
NAOKO KAMIMURA	10,000	10,000	0	0%
TOSHIO KANETA	10,000	10,000	0	0%
MIE KIKUCHI	10,000	10,000	0	0%
SABURO KIKUCHI	10,000	10,000	0	0%
KENTARO KOJIMA	10,000	10,000	0	0%
YUJI KONO	10,000	10,000	0	0%
YASUHISA MASUDA	10,000	10,000	0	0%
KOUKO MATSUDA	10,000	10,000	0	0%
HIROJI MIYATA	10,000	10,000	0	0%
HIROAKI NAGASAWA	10,000	10,000	0	0%
CHIZUKO NAKAHARA	10,000	10,000	0	0%
AKINORI NAKAO	10,000	10,000	0	0%
TAKAO NASHIMOTO	10,000	10,000	0	0%

Name of Selling Security Holder	Number of Shares Owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares Held After the Offering	Percentage of Total Issued and Outstanding after the Oferings (1)
YASUO OGURO	10,000	10,000	0	0%
HIROKI OKADA	10,000	10,000	0	0%
KENJI SAKURAI	10,000	10,000	0	0%
KIKUKO SEKIYA	10,000	10,000	0	0%
TADANAO SHIMADA	10,000	10,000	0	0%
SACHIKO SHINAGAWA	10,000	10,000	0	0%
YU SHINODA	10,000	10,000	0	0%
TOSHIHIRO SUDA	10,000	10,000	0	0%
TAKAKO SUKEGAWA	10,000	10,000	0	0%
MASAAKI SUZUKI	10,000	10,000	0	0%
YUKIE SUZUKI	10,000	10,000	0	0%
YOSHIAKI TAKANO	10,000	10,000	0	0%
MINEKO TAKASHIMA	10,000	10,000	0	0%
MIYOSHI TAKAYAMA	10,000	10,000	0	0%
ITARU TANAKA	10,000	10,000	0	0%
SUSUMU TANIGUCHI	10,000	10,000	0	0%
EIKO TANZAWA	10,000	10,000	0	0%
HIDEAKI TANZAWA	10,000	10,000	0	0%
HIROSHI TANZAWA	10,000	10,000	0	0%
KUNIO TANZAWA	10,000	10,000	0	0%
MANAMI UENO	10,000	10,000	0	0%
REIKO YAMAJI	10,000	10,000	0	0%
KEIKO YAMANOUCHI	10,000	10,000	0	0%
TAKAKO YOKOYAMA	10,000	10,000	0	0%
Total	500,000	500,000	0	0%

__________________

(1)

Assumes all of the Primary Offering and Secondary Offering shares of common stock offered in this prospectus are issued and sold, and no other shares of common stock are issued or sold during the offering period. Based on 5,000,000 shares of common stock issued and outstanding as of June 30, 2018, 2,000,000 shares of common stock being sold in the Primary Offering, and 7,000,000 shares of common stock issued and outstanding after completion of the offerings.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 18 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

Kou You Kai, Ltd. was incorporated under the laws of the State of Wyoming on May 16, 2018 for the purpose of acquiring businesses. On June 29, 2018, the Company entered into a Stock Purchase Agreement through which it acquired Liquid Dynamics, Inc. (“Liquid Dynamics”), a Wyoming company, as a wholly-owned subsidiary. Since the acquisition, the Company has been operating as a holding company for Liquid Dynamics and its operations are primarily those of its operating subsidiary, although the Company may seek other acquisitions in the future.

Liquid Dynamics is a new services company for the oil and gas industry with a primary focus to manufacture, purchase, manage, service and sell water filtration and purification services to process produced and flowback water. The design and distribution company is developing an “LD Unit,” an environmental solution system optimized with versatile enhancements that enable the purification and separation processes to be fabricated into mobile trailers or containers.

Typically, produced water used by oil and gas operations in exploration may contain a wide range of contaminants, in varying amounts.  Most of the contaminants occur naturally, but some are added through the process of drilling, hydraulic fracturing, and pumping oil and gas.  The range of contaminants found in produced water can include, but is not limited to:

•salts, which include chlorides, bromides, sulfides of calcium, magnesium, and sodium;

•metals, which include barium, manganese, iron, and strontium, among others;

•oil, grease, and dissolved organics, which include benzene and toluene,

•naturally occurring radioactive materials; and

•production chemicals, which include friction reducers to help with water flow, biocides to prevent growth of microorganisms, and additives to prevent corrosion.

Federal and state regulations require that oil and gas operators dispose of the produced water, and operators often transport the water to other sites and treatment facilities, at great cost and effort. The LD Unit will offer a significant savings to oil and gas well operators and owner companies, as they can avoid the expensive and labor-intensive process of hauling water to and from the site locations and can instead process the water onsite with the LD Unit. Because it is located in a mobile trailer, the equipment can easily be relocated and is applicable across a wide range of industries, although use in the oil and gas industry will be the first application. The LD Unit will utilize gravity separation, filtration, advanced oxidation processes, and electrocoagulation – all technologies that have been accepted and operating for years in the oilfield—with updated technology and service offerings that aim to be more efficient and designed to significantly reduce the oil and gas operators’ operating expense per barrel.

The LD Unit will minimize chemical usage, lower the well’s operating cost per barrel, meet EPA and State requirements, provide mobile treatment or strategic placement of systems, and allow economic re-use and re-cycling of flowback and production waters.  The ultimate goal of the Company is to address environmental concerns, provide a beneficial re-use for the “waste” water, and reduce the high costs of disposal and transportation.

The LD Unit could also be effective in water treatment, mining, industrial, and agriculture situations as well as global applications, although the Company’s primary focus is on the oil and gas industry at present.

Plan of Operation

Liquid Dynamics is currently developing its LD Unit and expects its first prototype unit to be completed and ready for testing by October 30, 3018. We expect the LD Unit will be ready for use in the market by November.

During the next 12 months, the Company intends to finish the development of its prototype, test the LD Unit, engage independent contractors to help sell and place the LD Unit, market the LD Unit to oil and gas operators, and begin providing services in the oil and gas industry in the initial territory of Utah, Colorado and Wyoming. The Company also intends to develop key relationships with operators and outfits outside of the initial territory in order to grow into geographic markets and increase the Company’s customer base. The Company plans to hire sales and field personnel to sell the Company’s services and perform the services with the LD Units. Finally, the Company plans to invest in product development, marketing, branding, and sales activities along with other operational support activities. Additional capital resources will be necessary to pursue these activities.

The Company is interested in pursuing other acquisition opportunities and is actively seeking candidates for potential acquisition.

Results of Operations

For the Period from Inception on May 16, 2018 to June 30, 2018

Revenues

Revenues for the period from inception through June 30, 2018 were $-0-.

Operating Expenses

Operating expenses for the period from inception through June 30, 2018 were $46,496.  Of this total, $18,962 were derived from professional fees, $12,534 from general and administrative expenses, and $15,000 from salaries and wages.

Other Income (Expenses)

During the period from inception through June 30, 2018, the Company recognized interest expense totaling $331.  This expense was derived from the Company’s related-party note payable.

Net Loss

For the period from inception to June 30, 2018, the Company recognized a net loss in the amount of $46,827.

Liquidity and Capital Resources

As of June 30, 2018, the Company had $180,063 in current assets, consisting of $166,455 in cash, and $13,608 in prepaid expenses.  Current liabilities at June 30, 2018 totaled $212,588, consisting of $27,588 in accounts payable and accrued expenses, and $185,000 in related-party note payable.  At June 30, 2018 the Company had a current ratio of 0.847.

Cash used in operations totaled $32,847 for the period from inception through June 30, 2018. Cash used in investing activities totaled $-0-, and cash provided by financing activities totaled $199,302.

Anticipated Cash Requirements

We estimate that our expenses to further implement our plan of operations over the next 12 months, will be approximately $800,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources. We further anticipate incurring additional costs and expenses for accounting, legal, and other miscellaneous fees relating to compliance with SEC requirements and the filing of the registration statement of which this prospectus forms a part.

Description	Estimated Expenses
Legal, Accounting & Other Registration Expenses	$25,000
Costs Associated with Being a Public Company	35,000
Equipment & Product Development	740,000
Total	$800,00

Given that our cash needs are strongly driven by our growth requirements, we also intend to maintain a reserve sum for other risk contingencies that may arise.

We intend to meet our cash requirements for the next 12 months through the use of the cash we have on hand and through business operations, director or officer loans, future equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. We currently do not have any other arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies and Estimates

Business Activity

Kou You Kai, Ltd. (“the Company”) is a Wyoming corporation organized on May 16, 2018.  The Company was incorporated for the purpose of acquiring various business entities and acting as a holding/funding/management entity for its subsidiaries.

On June 29, 2018 the Company entered into a Stock Purchase Agreement with Liquid Dynamics, Inc., a Wyoming corporation (“Liquid Dynamics”) whereby the Company acquired all the issued and outstanding common stock of Liquid Dynamics in exchange for 500,000 shares of the Company’s Common Stock.  Pursuant to the Agreement, Liquid Dynamics became a wholly-owned subsidiary of the Company.  Liquid Dynamics is engaged in the development of technology relating to the purification of liquid waste product derived from oil and gas production.

Basis of Presentation

The accompanying audited consolidated financial statements and related notes include the activity of the Company and its wholly-owned subsidiary, Liquid Dynamics, Inc. and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form S-1. All inter-company balances and transactions have been eliminated.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a June 30 year-end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.  The Company at times may maintain a cash balance in excess of insured limits.

Property, Plant and Equipment

Property and equipment are stated at cost.  Major additions and improvements are capitalized in the month following the month in which the assets or improvement are deemed to be placed in service. Maintenance and repairs are expensed as incurred. Upon disposition, the net book value is eliminated from the accounts, with the resultant gain or loss reflected in operations. Depreciation expense is computed on a straight-line basis over the estimate useful lives of the assets as follows:

Building and leasehold improvements	10-25 years
Machinery and equipment	5 years
Furniture and fixtures	3-7 years

The Company periodically assesses the recoverability of property, plant and equipment and evaluates such assets for impairment whenever events or changes in circumstances indicate that the net carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the net carrying amount.

Impairment of Long-Lived Assets

The Company follows the provisions of ASC 360 for its long-lived assets.  The Company’s long-lived assets, which include goodwill resulting from the acquisition of its wholly-owned subsidiary, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company recognized no impairment expense during the period from inception on May 16, 2018 through June 30, 2018.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

Stock-based Compensation

Stock compensation expense includes compensation expense for all stock-based compensation awards, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

Income Taxes

The Company applies ASC 740, which requires the asset and liability method of accounting for income taxes.  This method requires that the current or deferred tax consequences of all events recognized in the financial statements be measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. Deferred tax assets are reviewed for recoverability and the Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be recovered.

This interpretation requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach, requiring the recognition and measurement of uncertain tax positions. The adoption of ASC 740 had no material impact on the Company’s financial statements.

Basic and Diluted Loss per Share

Basic and diluted loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company had no potential dilutive shares at June 30, 2018.

Reporting Segments

ASC 280 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. ASC 280 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances.  Currently, ASC 280 has no effect on the Company’s consolidated financial statements as substantially all of the Company’s operations are conducted in one industry segment.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of its consolidated financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s consolidated financial statements.

Going Concern

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

Initially, while we operate in our initial territory of Utah, Colorado and Wyoming, we expect that our operations will be seasonally impacted. We anticipate slowdowns of up to 50% in those areas in the months of December to February.

DESCRIPTION OF BUSINESS

Kou You Kai, Ltd. was incorporated under the laws of the State of Wyoming on May 16, 2018 for the purpose of acquiring businesses. On June 29, 2018, the Company entered into a Stock Purchase Agreement through which it acquired Liquid Dynamics, Inc. (“Liquid Dynamics”), a Wyoming company, as a wholly-owned subsidiary. Since the acquisition, the Company has been operating as a holding company for Liquid Dynamics and its operations are primarily those of its operating subsidiary, although the Company may seek other acquisitions in the future.

Liquid Dynamics is a new services company for the oil and gas industry with a primary focus to manufacture, purchase, manage, service and sell water filtration and purification services to process produced and flowback water. The design and distribution company is developing an “LD Unit,” an environmental solution system optimized with versatile enhancements that enable the purification and separation processes to be fabricated into mobile trailers or containers.

Typically, produced water used by oil and gas operations in exploration may contain a wide range of contaminants, in varying amounts.  Most of the contaminants occur naturally, but some are added through the process of drilling, hydraulic fracturing, and pumping oil and gas.  The range of contaminants found in produced water can include, but is not limited to:

•salts, which include chlorides, bromides, sulfides of calcium, magnesium, and sodium;

•metals, which include barium, manganese, iron, and strontium, among others;

•oil, grease, and dissolved organics, which include benzene and toluene,

•naturally occurring radioactive materials; and

•production chemicals, which include friction reducers to help with water flow, biocides to prevent growth of microorganisms, and additives to prevent corrosion.

Federal and state regulations require that oil and gas operators dispose of the produced water, and operators often transport the water to other sites and treatment facilities, at great cost and effort. The LD Unit will offer a significant savings to oil and gas well operators and owner companies, as they can avoid the expensive and labor-intensive process of hauling water to and from the site locations and can instead process the water onsite with the LD Unit. Because it is located in a mobile trailer, the equipment can easily be relocated and is applicable across a wide range of industries, although use in the oil and gas industry will be the first application. The LD Unit will utilize gravity separation, filtration, advanced oxidation processes, and electrocoagulation – all technologies that have been accepted and operating for years in the oilfield—with updated technology and service offerings that aim to be more efficient and designed to significantly reduce the oil and gas operators’ operating expense per barrel.

The LD Unit will minimize chemical usage, lower the well’s operating cost per barrel, meet EPA and State requirements, provide mobile treatment or strategic placement of systems, and allow economic re-use and re-cycling of flowback and production waters.  The ultimate goal of the Company is to address environmental concerns, provide a beneficial re-use for the “waste” water, and reduce the high costs of disposal and transportation.

The LD Unit could also be effective in water treatment, mining, industrial, and agriculture situations as well as global applications, although the Company’s primary focus is on the oil and gas industry at present.

We are a development stage company with a limited operating history, operations, and revenues. As of June 30, 2018, we had cash and cash equivalents of $166,455 and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost.

The Company’s fiscal year end is June 30th, its telephone number is (385)282-5041, and the address of its principal executive office is:

Kou You Kai, Ltd.

222 South Main Street

Suite 500

Salt Lake City, Utah 84111

Services

Liquid Dynamics is a new services company for the oil and gas industry with a primary focus to manufacture, purchase, manage, service and sell water filtration and purification services to process produced and flowback water. The design and distribution company is developing an “LD Unit,” an environmental solution system optimized with versatile enhancements that enable the purification and separation processes to be fabricated into mobile trailers or containers.

Typically, produced water used by oil and gas operations in exploration may contain a wide range of contaminants, in varying amounts.  Most of the contaminants occur naturally, but some are added through the process of drilling, hydraulic fracturing, and pumping oil and gas.  The range of contaminants found in produced water can include, but is not limited to:

•salts, which include chlorides, bromides, sulfides of calcium, magnesium, and sodium;

•metals, which include barium, manganese, iron, and strontium, among others;

•oil, grease, and dissolved organics, which include benzene and toluene,

•naturally occurring radioactive materials; and

•production chemicals, which include friction reducers to help with water flow, biocides to prevent growth of microorganisms, and additives to prevent corrosion.

Federal and state regulations require that oil and gas operators dispose of the produced water, and operators often transport the water to other sites and treatment facilities, at great cost and effort. The LD Unit will offer a significant savings to oil and gas well operators and owner companies, as they can avoid the expensive and labor-intensive process of hauling water to and from the site locations and can instead process the water onsite with the LD Unit. Because it is located in a mobile trailer, the equipment can easily be relocated and is applicable across a wide range of industries, although use in the oil and gas industry will be the first application. The LD Unit will utilize gravity separation, filtration, advanced oxidation processes, and electrocoagulation – all technologies that have been accepted and operating for years in the oilfield—with updated technology and service offerings that aim to be more efficient and designed to significantly reduce the oil and gas operators’ operating expense per barrel.

The LD Unit will minimize chemical usage, lower the well’s operating cost per barrel, meet EPA and State requirements, provide mobile treatment or strategic placement of systems, and allow economic re-use and re-cycling of flowback and production waters.  The ultimate goal of the Company is to address environmental concerns, provide a beneficial re-use for the “waste” water, and reduce the high costs of disposal and transportation.

The LD Unit could also be effective in water treatment, mining, industrial, and agriculture situations as well as global applications, although the Company’s primary focus is on the oil and gas industry at present.

Competition

The oil and gas service industry is very competitive, and there are numerous services providers for produced water treatment and filtration. Some of our competitors include Rain for Rent, Hydrozonix, Fountain Quail, and several other smaller companies. There are a substantial number of traditional operations that compete directly and indirectly with the Company, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company.

Market Opportunity

Liquid Dynamics has a unique market opportunity with the development of its mobile LD Unit. The LD Unit will have a small footprint and will be portable to most oil and gas sites. The mobile system can be set up and start running in less than one day. We anticipate it can be profitable on volumes as little as 1,000 barrels per day and anticipate it should be able to process as much as 5,000 barrels per day.

Marketing Strategy

Liquid Dynamics’ initial marketing strategy will utilize our infield contacts of current service providers (such as tank rental companies) to oil and gas operators by offering them an additional profit center for putting our LD Unit to work with the existing operators they are already providing services to.

Customers

Liquid Dynamics’ ideal customers are oil and gas producers that have transportation and disposal challenges for their produced water and currently are engaged in completing multiple well sites.  Initially, our LD Unit will process infield water for infield use only, called “beneficial reuse.” This will allow our customers to reuse water, becoming more efficient and saving time and cost in hauling in more water to the sites for use in their operations.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We do not have any patents or trademarks, but do have certain trade secrets related to our LD Unit. We have not entered into any other franchise agreements or other contracts that have given, or could give rise to, obligations or concessions.

Governmental Regulations

We will have limited government environmental regulations initially as the LD Unit will provide filtration for beneficial reuse of water only and will not provide filtration for discharge quality water. However, we are governed by laws and regulations governing the oil and gas industry and protecting the environment to some extent. We also will be governed by laws related to our employees and their safety and training, including Land Safe regulations, PEC and OSHA 10 regulations. We believe that we are currently in compliance with all laws which may govern our operations and have no current liabilities thereunder. Our intent is to maintain strict compliance with all relevant laws, rules and regulations.

Employees

Kou You Kai currently has two full-time management employees: our CFO and director, Mr. McLauchlin and the president of Liquid Dynamics, Doug Nosler.

DESCRIPTION OF PROPERTY

Kou You Kai, through its subsidiary Liquid Dynamics, has personal property and equipment consisting of a motor vehicle and trailer, equipment and tools, the LD Unit prototype and office supplies. Kou You Kai currently owns no real property. The Company leases office space in Salt Lake City, Utah on an annual basis for $209 per month. The Company feels that this space is sufficient until operations significantly expand.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments of our current executive officers and directors. Unless otherwise indicated, the business address of the below officers and directors is c/o Kou You Kai, Ltd., 222 South Main Street, Suite 500, Salt Lake City, Utah 84111.

Name	Age	Position
Tsunenobu Arai	78	President and Director
Masaru Tanzawa	75	Chief Executive Officer and Director
Fred McLauchlin	70	Chief Financial Officer and Secretary
Sachiko Shinoda	64	Treasurer and Director
Motoki Abe	70	Advisor to the Board of Directors
Doug Nosler	49	President of Liquid Dynamics

Tsunenobu Arai, age 78, has served as an executive of a variety of businesses for over fifty years. He attended Chuo University in Japan. He currently serves on the Board of Directors of Tunnel Corp. and as the Chief Director of the Kou You Kai Cultural Welfare General Foundation. An experienced leader, he has previously served as the Chief Director of the Japan Environmental Service General Foundation, Chief Executive Officer of the Fukushima Solar Power Plant, Chief Executive Officer of Tokyo Earth Liquor Sales Inc., Chief Executive Officer of Tahou Natural Resource and Development, Chief Director of the Japan Maldives Friendship Foundation, Chief Executive Officer or the Global Energy Corporation, Chief Executive Officer or Shimato, Inc., Chief Executive Officer of Kokusai Jyohou Tsushin Kiko, and Chief Executive Officer of Kou You Sangyo, Inc.

Masaru Tanzawa, age 75, attended Chuo University in Japan. He began his career at the Tokyo Toyota Corporation in 1966 and has since worked for several businesses in the natural resource sector including serving as the President of Great Tahou Holding Limited beginning in 2015, the President of Tahou Natural Resource and Development Inc. beginning in 2006 and working for The Tahou Group beginning in 1971.

Fred McLauchlin, age 70, has been Chief Financial Officer of Kou You Kai since May 16, 2018. Mr. McLauchlin has been an international business consultant for most of his professional career. He attended Georgia State University and graduated with a BBA in Accounting and obtained his CPA certification in 1976. His background includes: four years of factoring department experience as a Credit Manager at a major, international banks; Internal Auditor for a major southeastern paper/chemical/hardware manufacturing company; Special Projects Manager Corp/Home Systems for all North America plants for Bendix Corp; Corporate Controller for a publicly traded company in El Paso, TX; Special Projects Manager for strategic acquisitions for Flowers Industries; and VP Finance for European Bakers. Mr. McLauchlin was also Owner of Small Business Bookkeeping and Accounting Practice for over 200 small business in the Atlanta area. From June 2005 to September 2008, Mr. McLauchlin was Vice President of Operations of Colonel McCrary Trucking LLC (CMT). From September 2008 to May 2018, Mr. McLauchlin was Managing Member of Atlanta View Travel Plaza LLC, a management buyout of CMT.

Sachiko Shinoda, age 64, attended Tsurumi University. She currently serves on the Board of Directors or Tonel Inc. as a representative for Arukimesuto Corporation. Prior to those positions, she worked for Raia Wellman, Inc. beginning in 2014. She also served on the Board of Directors for Tahou Natural Resource and Development. Beginning in 2012, she worked in accounting for the Shimato Corporation.

Motoki Abe, age 70, received a B.A. degree in Commercial Science from Keio University in Japan. Since 2009, he has worked as a business strategist and head of the research and survey division in Able Research Institute to strengthen research and survey functions for Able & Partners Group (a real estate company). In 2016, he was appointed the Chief Compliance Officer at One & Only Co., Ltd. Prior to working for the Able family of companies, he worked  for several insurance companies as an underwriter, marketer and manager.

Doug Nosler, age 49, has been President of Liquid Dynamics since its inception. Mr. Nosler attended Brigham Young University and graduated with a BS in Economics. From 2007 to 2013, Mr. Nosler was President, Chief Lending Officer, and EVP Business Development of Fieldbrook Properties, Inc. in Irvine, California where he consistently maintained investor relationships, developed multiple loan sources to grow and maintain market share, and helped grow its loan portfolio. Starting in March 2013 through 2018, Mr. Nosler was a partner and EVP Business Development and Sales at Fieldbrook Environmental.

Board Composition

Our By-Laws provide that the Board of Directors shall initially consist of more than three directors or any amount of directors that the directors shall fix by resolution. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company’s majority shareholders. Each officer shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors, and shall hold his office until his successor is elected and qualified, or until his earlier resignation or removal.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal registered independent auditor is as follows:

Sadler Gibb & Associates, LLC

2455 East Parleys Way

Suite 320

Salt Lake City, Utah 84109

Code of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1 to the registration statement of which this prospectus is a part.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Involvement in Legal Proceedings

None of our officers or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Compliance with Section 16(a) Of the Exchange Act

Upon the effectiveness of this registration statement of which this prospectus is a part, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended. Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers and directors for all services rendered in all capacities to our company for the year ended June 30, 2018:

SUMMARY COMPENSATION TABLE

Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
2018	$15,000(a)	$ -	$ -(b)	$ -	$ -	$ -	$15,000

(a)On July 19, 2018, the Company consummated an Employment Agreement with Fred McLauchlin.  The Agreement was effective retroactive to May 16, 2018.  Pursuant to the terms of the Agreement, Mr. McLauchlin is to receive a salary of $10,000 per month.  As of June 30, 2018, the Company had made no cash payments of salary to Mr. McLauchlin.  Accordingly, as of June 30, 2018, the Company accrued $15,000 in unpaid salary due to Mr. McLauchlin, representing one and one-half months at $10,000 per month.

(b)On May 16, 2018 the Company agreed to issue an aggregate of 4,000,000 shares of common stock to various individuals as founders’ shares, which were valued at zero at the time of issuance.  The Company issued an additional 51 shares of series A preferred stock to its chief financial officer. The preferred shares were also accounted for as founders’ shares and valued at zero at the time of issuance.

We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans, except as described herein. Messrs. McLauchlin and Nosler are eligible to participate in any company benefit plans starting September 29, if any benefits are offered at that time. Each of Mr. McLauchlin and Mr. Nosler may receive an annual performance bonus in addition to their salaries, as further described below. No stock options or stock appreciation rights have been granted to any of our directors or executive officers; none of our directors or executive officers exercised any stock options or stock appreciation rights; and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Other than as disclosed in the compensation table above, our directors do not receive compensation for their services as directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have employment agreements in place with Fred McLauchlin, our CFO and Secretary, and Doug Nosler, the President of Liquid Dynamics.

Mr. Nosler’s employment agreement provides for payment of a monthly salary of $10,000 per month which will be accrued for the first ninety days following his employment and the accrued salary will be paid out of the Company’s first revenue. Additionally, he will be eligible to receive an annual cash performance bonus equal to ten percent of Liquid Dynamics’ annual net profits up to an amount of $1,000,000 per year (minus any salary paid for that fiscal year), to be paid after the Company’s annual audit is completed and Form 10-K is filed.

Mr. McLauchlin’s employment agreement provides for payment of a monthly salary of $10,000 per month which will be accrued until the Company becomes profitable. Additionally, he received 275,000 shares of common stock and 51 shares of Series A Preferred Stock as consideration for his services of the Chief Financial Officer of the Company. The Series A Preferred shares have voting rights shall equal to: (x) 0.019607 multiplied by the total issued and outstanding shares of common stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. These shares have preferential voting rights, no conversion rights and no liquidation preferences.

Other than the employment agreements for Messrs. McLauchlin and Nosler, there are no formal employment contracts, or other contracts with our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of June 30, 2018, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 5,000,000 shares of our common stock issued and outstanding as of June 30, 2018. We did not have any outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed below is c/o Kou You Kai, Ltd.,222 South Main Street, Salt Lake City, Suite 500, Utah 84111.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Tsunenobu Arai (1)	Common Stock	2,900,000	58.0%
Masaru Tanzawa (2)	Common Stock	275,000	5.5%
Sachiko Shinoda (3)	Common Stock	275,000	5.5%
Motoki Abe (4)	Common Stock	10,000	0.2%
Doug Nosler (5)	Common Stock	500,000	10.0%
Fred McLauchlin (6)	Common Stock	275,000	5.5%
	Series A Preferred Stock	51	100.0%
All Officers and Directors	Common Stock	4,235,000	84.7%

_______________

(1) (2) (3) (4) (5) (6)

Mr. Arai is the President and a director of the Company.

Mr. Tanzawa is the Chief Executive Officer and a director of the Company.

Ms. Shinoda is the Treasurer and a director of the Company.

Mr. Abe is a Board Advisor to the Company.

Mr. Nosler is the President of the Company’s wholly-owned subsidiary, Liquid Dynamics.

Mr. McLauchlin is the Chief Financial Officer and Secretary of the Company, and the Chief Financial Officer of Liquid Dynamics. The Series A Preferred shares have voting rights shall equal to: (x) 0.019607 multiplied by the total issued and outstanding shares of common stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. These shares have preferential voting rights, no conversion rights and no liquidation preferences

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold in a “direct public offering” through our CEO and director, Mr. Arai and our CFO, Fred McLauchlin, who may be considered an underwriter as that term is defined in Section 2(a)(11). Messrs. Arai and McLauchlin will not receive any commission in connection with the sale of shares, although we may reimburse them for expenses incurred in connection with the offer and sale of the shares. Messrs. Arai and McLauchlin intend to sell the shares being registered according to the following plan of distribution:

•	Shares will be offered to friends, family, and business associates of Messrs. Arai and McLauchlin.

Messrs. Arai and McLauchlin will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a)(4)(ii), an individual must be in compliance with all of the following:

•	he must not be subject to a statutory disqualification;
•	he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
•	he must not be an associated person of a broker-dealer;
•

he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•

he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Messrs. Arai and McLauchlin will comply with the guidelines enumerated in Rule 3a4-1(a)(4)(ii). Neither Mr. McLauchlin, nor any of his affiliates, will be purchasing shares in the Offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this prospectus is a part. Your subscription will not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

•	The Prospectus, with Subscription Agreement, is delivered by the Company to each offeree;

•	The subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed or emailed to counsel for review;

•	Each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;

•	Once approved by counsel, the subscription is accepted by Mr. Arai or Mr. McLauchlin, and the funds deposited into an account labeled Kou You Kai, Ltd. within four (4) days of acceptance;

•	Subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

Funds will be deposited to the following bank account:

Kou You Kai, Ltd.

222 South Main Street

Suite 500

Salt Lake City, Utah 84111

 The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be at a fixed price of $0.40 per share until a trading market emerges for the securities. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this prospectus is declared effective by the Commission;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. For more information, see the section titled “Rule 144” herein.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 462(c) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC QB at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this prospectus will be filed, if required, pursuant to Rule 462(c) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s). In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a post-effective amendment to this prospectus will be filed if then required in accordance with applicable securities law.

Prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares being offered in both the Primary Offering and in the Secondary Offering.

All sales by the Company to the public through the direct Primary Offering will be issued directly from the Company to the subscriber as a proceeds-generating offering for the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At inception, we issued 4,000,000 shares of founders’ common stock valued at par value ($0,001 per share) to our officers and directors at the time of inception. We issued 500,000 shares of common stock to Doug Nosler, then the sole shareholder of Liquid Dynamics, as consideration for acquiring Liquid Dynamics as a wholly-owned subsidiary of the Company.

Other than the transactions described above, none of the following parties has, since the date of incorporation, had any other material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-	The officers and directors;

-	Any person proposed as a nominee for election as a director;

-	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

-	Any relative or spouse of any of the foregoing persons who have the same house as such person.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 5,000,000 shares are issued and outstanding as of June 30, 2018. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

We are currently authorized to issue 10,000,000 shares of preferred stock, par value $0.001, of which 51 shares are issued and outstanding as of June 30, 2018. The Series A Preferred shares have voting rights shall equal to: (x) 0.019607 multiplied by the total issued and outstanding shares of common stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. These shares have preferential voting rights, no conversion rights and no liquidation preferences. Our Board of Directors has the authority to designate the rights and preferences of each series of preferred stock without action by our stockholders. Because we may issue additional preferred stock in order to raise capital for our operations, your ownership interest may be diluted which would result in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock other than disclosed in the “Convertible Note” paragraph above.

Security Holders

As of June 30, 2018, there were 5,000,000 shares of our common stock issued and outstanding, which were held by 56 stockholders of record.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

We have engaged Colonial Stock Transfer, as transfer agent to serve as agent for shares of our common stock. Our transfer agent’s contact information is as follows:

Colonial Stock Transfer

66 Exchange Place

Salt Lake City, Utah 84111

(801)355-5740

Admission to Quotation on the OTCQB or Another Over-the-Counter Quotation Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC QB or another over-the-counter quotation board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The over-the-counter quotation boards differ significantly from national and regional stock exchanges in that they

(1)	are not situated in a single location but operate through communications of bids, offers and confirmations between broker-dealers, and

(2)	securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialists” common to stock exchanges.

To qualify for quotation on the OTC QB or another over-the-counter quotation board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If our securities meet the qualifications for trading securities on the OTC QB or another over-the-counter quotation board, our securities would be eligible to trade on that over-the-counter quotation board, but there is no guarantee that our securities would ever trade. We may not now or ever qualify for quotation on any over-the-counter quotation board. We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 5,000,000 shares of our common stock prior to this offering, and we will have outstanding 7,000,000 shares of our common stock after conclusion of this offering assuming we sell all of the shares being offered in the Primary Offering (2,000,000 shares). All of the shares registered in the registration statement of which this prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 4,500,000 unregistered shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-

1% of the number of shares of our common stock then outstanding, which would equal approximately 70,000 shares, based on the number of shares of our common stock outstanding as of June 30, 2018 (5,000,000 shares), and assuming the 2,000,000 shares being registered in the Primary Offering are sold; or

-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us other than as disclosed below, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of June 30, 2018 have been included herein in reliance on the report of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 175 S. Main Street, 14th Floor, Salt Lake City, Utah, 84111.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Sadler, Gibb & Associates, LLC is our independent registered public accounting firm. There have not been any changes in or disagreements with this firm on accounting and financial disclosure or any other matter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

Kou You Kai, Ltd.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is _____

INDEX TO AUDITED FINANCIAL STATEMENTS

June 30, 2018

Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Kou You Kai, Ltd.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Kou You Kai, Ltd. (“the Company”) as of June 30, 2018, the related consolidated statements of operations, stockholders’ deficit and cash flows for the period from inception on May 16, 2018 through June 30, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows for the period from inception on May 16, 2018 through June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audit provides a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2018

Salt Lake City, UT

October 5, 2018

KOU YOU KAI, LTD. AND SUBSIDIARY
Consolidated Balance Sheet

June 30,
2018

ASSETS

CURRENT ASSETS

Cash	$166,455
Prepaid expenses	13,608

Total Current Assets	180,063

TOTAL ASSETS	$180,063

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued expenses	$27,588
Notes payable - related party	185,000

Total Current Liabilities	212,588

TOTAL LIABILITIES	212,588

STOCKHOLDERS' DEFICIT

Preferred stock: $0.001 par value, 10,000,000
shares authorized, 51 shares issued and outstanding	1
Common stock: $0.001 par value, 100,000,000
shares authorized, 5,000,000 shares
issued and outstanding	5,000
Stock subscriptions receivable	(86,000)
Additional paid-in capital	95,301
Accumulated deficit	(46,827)

Total Stockholders' Deficit	(32,525)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$180,063

The accompanying notes are an integral part of these consolidated financial statements.

KOU YOU KAI, LTD. AND SUBSIDIARY
Consolidated Statement of Operations

For the
Period From
May 16, 2018
(Inception) to
June 30,
2018

REVENUES	$-

OPERATING EXPENSES

Professional fees	18,962
Salaries and wages	15,000
General and administrative	12,534

Total Operating Expenses	46,496

LOSS FROM OPERATIONS	(46,496)

OTHER EXPENSES

Interest expense	(331)

Total Other Expenses	(331)

NET LOSS	$(46,827)

BASIC AND DILUTED LOSS
PER COMMON SHARE	$(0.01)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES
OUTSTANDING – BASIC AND DILUTED	4,022,222

The accompanying notes are an integral part of these consolidated financial statements.

KOU YOU KAI, LTD. AND SUBSIDIARY
Consolidated Statement of Stockholders' Equity (Deficit)\

							Deficit
							Accumulated	Total
					Additional	Stock	During the	Stockholders'
	Preferred Stock		Common Stock		Paid-In	Subscriptions	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	(Deficit)

Balance at inception on
May 16, 2018	-	$-	-	$-	$-	$-	$-	$-

Issuance of founders' shares	51	1	4,000,000	4,000	(4,001)	-	-	-

Issuance of common stock
for cash	-	-	500,000	500	99,500	(86,000)	-	14,000

Issuance of common stock
in acquisition of subsidiary	-	-	500,000	500	(500)	-	-	-

Capital contributed by
shareholder	-	-	-	-	302	-	-	302

Net loss for the period from inception
on May 16, 2018 through
June 30, 2018	-	-	-	-	-	-	(46,827)	(46,827)

Balance June 30, 2018	51	$1	5,000,000	$5,000	$95,301	$(86,000)	$(46,827)	$(32,525)

                        The accompanying notes are an integral part of these consolidated financial statements.

KOU YOU KAI, LTD. AND SUBSIDIARY
Consolidated Statement of Cash Flows

For the
Period From
May 16, 2018
(Inception) to
June 30,
2018

OPERATING ACTIVITIES
Net loss	$(46,827)
Adjustments to reconcile net loss to net cash
used in operating activities:	-
Changes in operating assets and liabilities:
Prepaid expenses	(13,608)
Accounts payable and accrued expenses	27,588

Net Cash Used in Operating Activities	(32,847)

INVESTING ACTIVITIES	-

FINANCING ACTIVITIES
Proceeds from common stock issued for cash	14,000
Capital contributed by shareholder	302
Proceeds from notes payable - related party	185,000

Net Cash Provided by Financing Activities	199,302

NET INCREASE IN CASH	166,455

CASH AT BEGINNING OF PERIOD	-

CASH AT END OF PERIOD	$166,455

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Income taxes	$-
Interest	-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Issuance of founders' shares	$4,001

The accompanying notes are an integral part of these consolidated financial statements.

KOU YOU KAI, LTD. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

June 30, 2018

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Kou You Kai, Ltd. (“the Company”) is a Wyoming corporation organized on May 16, 2018.  The Company was incorporated for the purpose of acquiring various business entities and acting as a holding/funding/management entity for its subsidiaries.

On June 29, 2018 the Company entered into a Stock Purchase Agreement with Liquid Dynamics, Inc., a Wyoming corporation (“Liquid Dynamics”) whereby the Company acquired all the issued and outstanding common stock of Liquid Dynamics in exchange for 500,000 shares of the Company’s Common Stock.  Pursuant to the Agreement, Liquid Dynamics became a wholly-owned subsidiary of the Company.  Liquid Dynamics is engaged in the development of technology relating to the purification of liquid waste product derived from oil and gas production.

Basis of Presentation

The accompanying audited consolidated financial statements and related notes include the activity of the Company and its wholly-owned subsidiary, Liquid Dynamics, Inc. and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form S-1. All inter-company balances and transactions have been eliminated.

Principles of Consolidation

The consolidated financial statements include the accounts of Kou You Kai and its subsidiary, Liquid Dynamics, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a June 30 year-end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.  The Company at times may maintain a cash balance in excess of insured limits.

Property, Plant and Equipment

Property and equipment are stated at cost.  Major additions and improvements are capitalized in the month following the month in which the assets or improvement are deemed to be placed in service. Maintenance and repairs are expensed as incurred. Upon disposition, the net book value is eliminated from the accounts, with the resultant gain or loss reflected in operations. Depreciation expense is computed on a straight-line basis over the estimate useful lives of the assets as follows:

Building and leasehold improvements	10-25 years
Machinery and equipment	5 years
Furniture and fixtures	3-7 years

KOU YOU KAI, LTD. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

June 30, 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Plant and Equipment

The Company periodically assesses the recoverability of property, plant and equipment and evaluates such assets for impairment whenever events or changes in circumstances indicate that the net carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the net carrying amount.

Impairment of Long-Lived Assets

The Company follows the provisions of ASC 360 for its long-lived assets.  The Company’s long-lived assets, which include goodwill resulting from the acquisition of its wholly-owned subsidiary, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company recognized no impairment expense during the period from inception on May 16, 2018 through June 30, 2018.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

Stock-based Compensation

Stock compensation expense includes compensation expense for all stock-based compensation awards, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

KOU YOU KAI, LTD. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

June 30, 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company applies ASC 740, which requires the asset and liability method of accounting for income taxes.  This method requires that the current or deferred tax consequences of all events recognized in the financial statements be measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. Deferred tax assets are reviewed for recoverability and the Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be recovered.

This interpretation requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach, requiring the recognition and measurement of uncertain tax positions. The adoption of ASC 740 had no material impact on the Company’s financial statements.

Basic and Diluted Loss per Share

Basic and diluted loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company had no potential dilutive shares at June 30, 2018.

Reporting Segments

ASC 280 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. ASC 280 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances.  Currently, ASC 280 has no effect on the Company’s consolidated financial statements as substantially all of the Company’s operations are conducted in one industry segment.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of its consolidated financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s consolidated financial statements.

KOU YOU KAI, LTD. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

June 30, 2018

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – NOTES PAYABLE – RELATED PARTY

On May 16, 2018, the Company borrowed $25,000 from a related-party.  Pursuant to the terms of the note, the principal accrues interest at a rate of five percent per annum, is unsecured, and is due in full on April 20, 2019.  At June 30, 2018 the total outstanding principal balance due to the lender remained at $25,000, and accrued interest on the notes totaled $243.

On June 26, 2018, the Company borrowed $160,000 from a related-party.  Pursuant to the terms of the note, the principal accrues interest at a rate of five percent per annum, is unsecured, and is due in full on June 25, 2019.  At June 30, 2018 the total outstanding principal balance due to the lender remained at 160,000, and accrued interest on the notes totaled $88.

NOTE 4 – STOCKHOLDERS’ EQUITY

The Company has 10,000,000 preferred shares authorized at a par value of $0.001 and 100,000,000 common shares authorized at par value of $0.001.  As of June 30, 2018, the Company has 51 shares of preferred stock and 5,000,000 shares of common stock issued and outstanding.

On May 16, 2018, the Company issued an aggregate of 4,000,000 shares of common stock to five individuals.  The shares were issued in consideration of the individuals’ efforts to establish the Company prior to its formal inception and have been classified as founders’ shares.

On May 16, 2018, the Company issued 51 series A preferred shares to its Chief Financial Officer, pursuant to an employment agreement.  The preferred shares issued represent a 51% controlling interest, and were classified as founders’ shares with a value of zero.  The preferred shares have no dividend rights liquidation preference, or conversion rights.  The preferred shares have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of common stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (x) the numerator.

On June 29, 2018, the Company issued an aggregate of 500,000 shares of common stock to fifty individuals.  The shares were issued for cash at $0.20 per share.  As of June 30, 2018, the Company had received $14,000 of the subscribed $100,000 consideration, leaving $86,000 as stock subscriptions receivable as of June 30, 2018.

KOU YOU KAI, LTD. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

June 30, 2018

NOTE 4 – STOCKHOLDERS’ EQUITY (Continued)

On June 29, 2018 the Company entered into a Stock Purchase Agreement to acquire all of the issued and outstanding common shares of Liquid Dynamics, Inc.  Pursuant to the terms of the Agreement, the Company issued 500,000 shares of its common stock in order to consummate the transaction. At the time of the acquisition, Liquid Dynamics had a net entity value of $100.  Accordingly, the aggregate value of the common shares issued to acquire Liquid Dynamics was $100, or $0.0002 per share.  As a result of the transaction, Liquid Dynamics, Inc. became a wholly-owned subsidiary of the Company.

NOTE 5 – INCOME TAXES

No provision has been made in the financial statements for income taxes because the Company has accumulated losses from operations since inception.  Any deferred tax benefit arising from the operating loss carried forward is offset entirely by a valuation allowance since it is currently not likely that the Company will be significantly profitable in the near future to take advantage of the losses.

The provision for income taxes consists of the following:

	For the Period Ended
	June 30,
	2018	2017
Current taxes	$(15,921)	$-
Valuation allowance	15,921	-

Total provision for income taxes	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 21% to pretax income from continuing operations for the period ended June 30, 2018 due to the following:

	June 30,
	2018	2017
Loss carry forwards	$(15,921)	$-
Valuation allowance	15,921	-

Net deferred taxes	$-	$-

At June 30, 2018, the Company had net operating loss carry forwards of approximately $42,834 that may be offset against future taxable income through 2039.  The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed. The Company has not had operations resulting in net income and is carrying a large Net Operating Loss as disclosed above.  Since it is not thought that this Net Operating Loss will ever produce a tax benefit, even if examined by taxing authorities and disallowed entirely, there would be no effect on the financial statements.

NOTE 6 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, Company management reviewed all material events through the date of this report and there are no material subsequent events to report, other than those listed above.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$600.00
Transfer/Edgar Agent Fees	$1,400.00
Accounting Fees and Expenses	$7,000.00
Legal Fees	$16,000.00
Total	$25,000.00

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Wyoming Business Corporation Act and our By-Laws.

Under the Wyoming Business Corporation Act, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding; (b)receipt by the officer or director of a financial benefit to which they are not entitled; (c) intentional infliction of harm on the corporation or the shareholders; or (d) a willful violation of criminal law.

Article 7.6 of our By-laws provide that we will indemnify our directors and officers to the fullest extent permitted by Wyoming law. The expenses of directors and officers incurred in defending a civil or criminal proceeding must by us as they are incurred and in advance of the final disposition of the proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court that the director or officer is not entitled to be indemnified by us. Our Board of Directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against such person and incurred in any capacity, whether or not the Company would have the power to indemnify that person.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

Since inception, May 16, 2018, we have issued the following unregistered securities:

At inception, we issued 4,000,000 shares of founders’ common stock to our initial officers and directors. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On June 29, 2018, we issued 500,000 shares of common stock to Doug Nosler, then the sole owner of Liquid Dynamics, as consideration for acquiring Liquid Dynamics as a wholly-owned subsidiary. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On June 30, 2016, we closed an offering through which we sold 500,000 shares of our common stock to fifty individual investors at $0.20 per share in reliance on the exemption from registration provided by Regulation S promulgated under the Securities Act as the securities were offered in offshore transactions, there were no directed selling efforts made in the United States, and the securities were offered to non-U.S. persons only.

ITEM 16. EXHIBITS

Exhibit	Description
3.1	Articles of Incorporation of Registrant*
3.2	Articles of Incorporation of Liquid Dynamics*
3.3	By-Laws of Registrant*
5.1	Opinion Regarding Legality*
10.1	Form of Offering Subscription Agreement*
10.2	Employment Agreement with Fred McLauchlin*
10.3	Stock Purchase Agreement with Liquid Dynamics*
10.4	Employment Agreement with Doug Nosler*
14.1	Code of Ethics of Registrant*
23.1	Consent from Independent Registered Public Accounting Firm*
23.2	Consent from Legal Counsel (included in Exhibit 5.1)*

 *Filed herewith

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan, on October 9, 2018.

Kou You Kai, Ltd.

By:	/s/ Masaru Tanzawa
Masaru Tanzawa
CEO and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Masaru Tanzawa	Director and Principal Executive Officer,	October 9, 2018
Masaru Tanzawa
/s/ Fred McLauchlin	Principal Accounting Officer and Secretary	October 9, 2018
Fred McLauchlin
/s/ Tsunenobu Arai	President and Director	October 9, 2018
Tsunenobu Arai
/s/ Sachiko Shinoda	Director	October 9, 2018
Sachiko Shinoda